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                                                                     EXHIBIT 8.1



                               FORM OF OPINION OF


                          BROBECK, PHLEGER & HARRISON



GranCare, Inc.


One Ravinia Drive, Suite 1500


Atlanta, Georgia 30346



GW Acquisition Corp.


One Ravinia Drive, Suite 1500


Atlanta, Georgia 30346



        Re: Acquisition of Evergreen Healthcare, Inc.


            Tax Opinion (Merger Agreement Section 6.3(h))



Ladies and Gentlemen:



     You have requested our opinions with respect to certain federal income tax consequences of the acquisition of Evergreen Healthcare, Inc. ("Evergreen") by GranCare, Inc. ("GranCare"). Our opinions are set forth in the final paragraph of this letter.



     The acquisition will be accomplished by a merger (the "Merger") of GW Acquisition Corp ("Acquisition") with and into Evergreen. The Merger will take place pursuant to an Agreement and Plan of Merger dated as of May 2, 1995 (the "Merger Agreement") by and among GranCare, Acquisition and Evergreen, as described in the prospectus included as part of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on June 19, 1995 (the "Registration Statement"). Our opinions, as required by Section 6.3(h) of the Merger Agreement, are a condition to the fulfillment by GranCare and Acquisition of the obligation of GranCare and Acquisition to effect the Merger under the Merger Agreement. (Capitalized terms used in this opinion letter have the same meaning as such terms have in the Registration Statement, unless otherwise indicated).



     In providing our opinions, we have reviewed the Merger Agreement and the Registration Statement. We have relied upon the accuracy of the factual statements and representations set forth in the Merger Agreement and the Registration Statement. In addition, we have relied upon certain representations relating to the Merger provided to us by GranCare, Acquisition and Evergreen, copies of which are attached hereto, and upon the Affiliate Letters provided to GranCare by shareholders of Evergreen and attached as Exhibit B to the Merger Agreement. This opinion is expressly conditioned upon the accuracy, as of the effective time of the Merger (the "Effective Time"), of those factual statements and representations. We have not undertaken, nor are we in a position to undertake, any independent investigation of the accuracy of such factual statements or representations. In the event that the Merger is not consummated in accordance with the terms of the Merger Agreement, without waiver or breach of any material provisions thereof, or in the event that any of the representations, statements or assumptions upon which our opinions are based are not true or accurate at any relevant time, then our opinions may not be relied upon.



     Taxpayers seeking assurance of the federal tax results of particular transactions can, in some cases, receive formal, binding advice from the Internal Revenue Service (the "Service) issued as a private letter ruling. Such a ruling is not available with respect to the Merger, however. The Service has announced that private letter rulings will not be issued to taxpayers with respect to reorganizations qualifying under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code"). Rev. Proc. 95-3, 1995-1 C.B. 85, sec. 3.01(24) (the "No-Ruling Policy"). Unlike a private letter ruling, our opinion is not binding on the Service or on any courts. Our opinion represents only our best legal judgment as to the probable outcome of the tax issues addressed herein. Although our opinion is based upon the current Code, judicial opinions and administrative pronouncements, all of those authorities are subject to change, and any such changes may be retroactive to the Effective Time. We disclaim any obligation to call such future developments to your

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attention. Therefore, no assurance can be given that future legislation, decisions or pronouncements will not materially affect our opinions or alter the tax consequences of the Merger.



     Pursuant to the No-Ruling Policy of the Service, there is little guidance available on how and whether the "continuity of interest" requirement in reorganizations is satisfied. Prior to the No-Ruling Policy, the Service would have required Evergreen shareholders who own five percent or more of the Evergreen stock to represent that they have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of GranCare stock received that would reduce the Evergreen shareholders' ownership of GranCare stock to a number of shares having a value, as of the Effective Time, of less than fifty percent of the value of all of the formerly outstanding stock of Evergreen as of the Effective Time. The management of Evergreen would have been required to make a similar representation, to the best of their knowledge, with respect to shareholders owning less than five percent of the Evergreen stock. For that purpose, shares of Evergreen stock exchanged for cash in lieu of fractional shares of GranCare stock would be treated as outstanding Evergreen stock at the Effective Time. Moreover, shares of Evergreen stock and shares of GranCare stock held by Evergreen shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger would be considered. We have relied on the representation of the Evergreen management and on the Affiliate Letter attached as Exhibit B to the Merger Agreement to that effect. Nevertheless, we cannot assure you that the continuity of interest requirement will be satisfied. If such requirement is not satisfied, the Merger will not be treated as a reorganization within the meaning of Section 368(a)(1)(A). In that event, an Evergreen shareholder would recognize gain or loss with respect to each share of Evergreen stock surrendered, equal to the difference between the Evergreen shareholder's basis in that share and the fair market value, as of the Effective Time, of the GranCare stock received in exchange therefor. In such event, the Evergreen shareholder's aggregate basis in the GranCare stock received would equal its fair market value, and the holding period would begin on the day after the Merger.



     In addition, even if the Merger is treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, a recipient of shares of GranCare stock will recognize gain to the extent that such shares are considered to be received in exchange for services or property (other than solely GranCare stock). All or a portion of such gain may be taxable as ordinary income, rather than as capital gain. Gain would also have to be recognized to the extent that a shareholder were treated as receiving (directly or indirectly) consideration other than GranCare stock in exchange for the shares of Evergreen stock.



     Our opinions address only the United States federal income tax consequences set forth in the final paragraph of this letter. We do not address any other federal, state local or foreign tax consequences to GranCare, Acquisition or Evergreen, or to their shareholders, as a result of the Merger or of any other transaction (including any transaction undertaken in connection with the Merger). For example, we express no opinion regarding (i) the tax consequences of the Merger to particular classes of Evergreen shareholders such as dealers in securities, corporate shareholders that may be subject to the alternative minimum tax, and foreign persons, (ii) the tax treatment of the Merger to holders of warrants, options or other rights to purchase Evergreen stock, or
(iii) the tax consequences to any party with respect to any compensation for services paid (in cash or in kind) in connection with or pursuant to the Merger.



     Our opinions are intended solely for the purpose of the satisfaction of the condition set forth in Section 6.3(h) of the Merger Agreement. Our opinions may not be relied upon by any person or entity other than GranCare, Acquisition and Evergreen, and may not be made available to any other person or entity without our prior written consent.

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     We are of the opinion that, assuming the consummation of the Merger in accordance with the Merger Agreement and the accuracy of the factual statements and representations described above as of the Effective Time, and subject to the exceptions, limitations and qualifications discussed above, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) each of GranCare, Acquisition and Evergreen will be a party to the reorganization within the meaning of
Section 368(b) of the Code, and (iii) no gain or loss will be recognized by GranCare, Acquisition or Evergreen as a result of the merger.



                                          Very truly yours,



                                          BROBECK, PHLEGER & HARRISON